Exhibit 99

InterVideo Reports Fourth Quarter and Fiscal Year 2003 Results

Fremont, Calif., February 4, 2004 — InterVideo, Inc. (Nasdaq: IVII — News), a leading provider of DVD software, today reported financial results for the fourth quarter and fiscal year ended December 31, 2003.

For the fourth quarter of 2003, InterVideo reported revenue of $16.2 million, an increase of 43% over the fourth quarter of 2002, and an increase of 13% over the third quarter of 2003. Net income for the fourth quarter of 2003 was $2.3 million, or $0.15 per diluted share, as compared to net income of $1.3 million, or $0.10 per diluted share, reported in the fourth quarter of 2002, and net income of $2.4 million or $0.16 per diluted share reported in the third quarter of 2003.

The Company generated $5.3 million in cash from operations and closed the quarter with $69.7 million in cash, cash equivalents and short-term investments.

For the fiscal year ended December 31, 2003, revenue increased 25% over the prior year to $57.1 million. Net income for 2003 was $7.8 million, or $0.57 per diluted share, as compared to net income of $7.7 million, or $0.65 per diluted share, for the same period in 2002. The Company reported operating margins of 20% for fiscal year 2003, as compared to 11% reported for fiscal year 2002.

“We are satisfied with our fourth quarter financial performance which wraps up a solid year for InterVideo,” commented president & CEO, Steve Ro. “We continued to experience strong sales of our core WinDVD product, and saw good growth in demand for some of our newer products, including WinDVD Creator. We expanded our strategic relationships with key OEM partners through the addition of new products and were pleased with the level of activity through these partners in the quarter. Importantly, we introduced InterVideo InstantON, an innovative new software solution that converts home PCs into home entertainment centers with features such as television, PVR, CD/MP3, DVD Recorder, and radio that allows PC OEMs to increase market share by entering the living room without additional hardware costs.

“Looking ahead, we enter 2004 with confidence in our products and our technological leadership. We believe there are significant opportunities for our business in the coming quarters, as we offer more products through our OEM partners and continue to develop and introduce innovative multi-media solutions that are applicable for many consumer electronics applications,” concluded Mr. Ro.

Business Outlook

The following statements are based on current expectations and information available to us as of February 4, 2004; we do not undertake a duty to update them. Our ability to project future results is inherently uncertain. These statements are “forward-looking” and actual results may differ materially as a result of risks outlined below.

The Company expects revenues for the first quarter of 2004 to be in the range of $16 to $17 million. The Company expects earnings per share on a diluted basis, using approximately 16.3 million shares, to be in the range of $0.12-$0.14 per share for the first quarter of 2004. For the full year 2004 the Company expects revenues to be in the range of $67 to $71 million. The Company expects earnings per share on a diluted basis, using approximately 16.7 million shares, to be in the range of $0.60-$0.66.

Conference Call Details

The InterVideo Fourth Quarter and Fiscal Year 2003 teleconference and webcast is scheduled to begin at 5:00 p.m. Eastern Time, on Wednesday, February 4, 2004. To participate on the live call, analysts, investors and the general public should dial 800-289-0468 at least ten minutes prior to the call. InterVideo will also offer a live and archived webcast of the conference call, accessible from the “Investor Relations” section of the company’s Web site at http://www.investor.intervideo.com/medialist.cfm

About InterVideo, Inc.

InterVideo is a leading provider of DVD software. InterVideo has developed a technology platform from which it has created a broad suite of integrated multimedia software products that allow users to capture, edit, author, burn, distribute, and play digital video. InterVideo’s software is bundled with products sold by the majority of the leading PC OEMs. The company is headquartered in Fremont, CA with regional offices in Europe, Taiwan, China and Japan. For more information, contact InterVideo at 510-651-0888 or visit the company’s Web site at www.intervideo.com.

Safe Harbor Statement

Except for the historical statements contained herein, the foregoing release contains forward-looking statements, including statements regarding, among other matters, our future financial performance, including expected revenues and earnings per share, our ability to capitalize on our technology, product development and the growth of business opportunities. These forward-looking statements are subject to risks and uncertainties, and actual results could differ materially due to several factors, including but not limited to the ability to forecast customer behavior and recognize or respond to emerging trends, changing preferences or competitive factors, the market acceptance of our new products and product enhancements, claims regarding alleged infringement of third parties’ intellectual property rights, the ability to maintain or expand our relationship with our retail and OEM customers and other risks and uncertainties. Please consult the various reports and documents filed by InterVideo with the U.S. Securities and Exchange Commission, including but not limited to InterVideo’s Form S-1/A and last quarterly report on Form 10-Q for factors potentially affecting the Company’s future financial results. All forward-looking statements are made as of the date hereof and InterVideo disclaims any responsibility to update or revise any forward-looking statement provided in this news release. The results for the quarter and fiscal year ended December 31, 2003 are not necessarily indicative of InterVideo’s operating results for any future periods.

InterVideo is a registered trademark of InterVideo, Inc. All other trademarks are the property of their respective holders.

Investor contacts:

Erica Abrams, Annie Palmore

the blueshirt group for InterVideo

415-217-7722

erica@blueshirtgroup.com

annie@blueshirtgroup.com

INTERVIDEO, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three months ended December 31		Year ended December 31
	2003	2002	2003	2002
Revenue	$16,248	$11,349	$57,078	$45,494

Cost of revenue:	7,588	4,752	23,849	16,879

Gross Profit	8,660	6,597	33,229	28,615

Operating Expenses:
Research and development	2,098	1,556	7,626	7,185
Sales and marketing	2,283	2,453	8,908	8,179
General and administrative	1,487	946	4,358	3,883
Stock compensation	172	274	911	2,469
Restructuring cost	—	—	—	1,708

Total operating expenses	6,040	5,229	21,803	23,424

Income from operations	2,620	1,368	11,426	5,191

Other income (expenses), net	249	133	563	129

Income before tax	2,869	1,501	11,989	5,320

Provision for income tax	612	251	4,196	(2,409)

Net income after tax	$2,257	$1,250	$7,793	$7,729

Earnings per share:
Basic	$0.18	$0.49	$1.07	$3.15
Diluted	$0.15	$0.10	$0.57	$0.65

Weighted average shares used in computing earnings per share:
Basic	12,848	2,528	7,273	2,456
Diluted	15,419	12,093	13,723	11,945

INTERVIDEO, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	As of December 31
	2003	2002
Current Assets:
Cash and cash equivalents	$46,875	$17,137
Short term investments	22,862	4,104
Accounts receivable (net of $254 and $205 allowance, respectively)	5,515	3,902
Deferred tax assets	1,543	2,122
Prepayments and other current assets	1,976	694
Inventory	492	—

Total current assets	79,263	27,959

Property and equipment, net	2,241	1,566
Goodwill	1,018	1,018
Other purchased intangible assets	283	483
Deferred tax assets	4,685	3,335
Other assets	429	355

Total assets	$87,919	$34,716

Current liabilities:
Accounts payable	$1,039	$413
Accrued liabilities	9,503	9,639
Income tax payable	1,539	1,111
Deferred revenue	3,422	1,112

Total current liabilities	15,503	12,275

Stockholders’ equity:
Convertible preferred stock, $0.001 par value, 5,000 and 13,000 shares authorized, Liquidation preference of Nil and $23,855 respectively, Nil and 12,839 shares issued and outstanding, respectively	—	13
Common stock, $0.001 par value, 150,000 and 25,000 shares authorized, 12,970 and 2,644 shares issued and outstanding, respectively	13	3
Additional paid-in capital	76,283	35,197
Notes receivable from stockholders	(905)	(864)
Deferred stock compensation	(531)	(1,614)
Accumulated other comprehensive loss	(123)	(180)
Accumulated deficit	(2,321)	(10,114)

Total stockholder’s equity	72,416	22,441

Total liabilities and stockholders’ equity	$87,919	$34,716